Exhibit 4.48
AGREEMENT FOR THE SALE AND PURCHASE OF ASSETS
THIS AGREEMENT is made the 23 day of April 2007
Between:
(1)	SCHOTT ADVANCED PACKAGING SINGAPORE PTE. LTD., a company incorporated in Singapore and having its registered office at 80 Raffles Place #32-01 UOB Plaza 1 Singapore 048624 (the “Vendor”); and
(2)	STATS CHIPPAC LTD., a company incorporated in Singapore and having its registered office at 10 Ang Mo Kio Street 65 Techpoint #05-17/20 Singapore 569059 (the “Purchaser”).
WHEREAS:
(A)	The Vendor is engaged in the business and undertaking in Singapore of Wafer Level Packaging.
(B)	It has been agreed between the Parties hereto that under the terms and conditions of this Agreement and subject to the conditions set forth in this Agreement, on the Completion Date (as hereinafter defined) the Vendor shall sell to the Purchaser that part of its assets more particularly hereinafter mentioned to the Purchaser for the consideration and on the terms and conditions hereinafter contained.
NOW IT IS HEREBY AGREED as follows:
1.	Definitions
(i)	In this Agreement except where inconsistent with the subject matter or context the following words and expressions shall bear the following meanings respectively:
“Agreement”	means this Agreement for the Sale and Purchase of Assets including all Schedules and other attachments hereto, which are incorporated into this Agreement by reference;

“Assets”	means certain of the Vendor’s equipment, fixtures and fittings (other than landlord’s fixtures and fittings), clean room, spare parts, tooling, office equipment, desktop computers etc. used in connection with the Business as listed in Schedule 1;

“Business”	means the business of Wafer Level Packaging carried on by the Vendor;

“Business Day”	means a day (other than Saturdays, Sundays or gazetted public holidays) on which commercial banks are open for business in Singapore;

“Completion”	means the completion of the sale and purchase of the Assets under this Agreement;

“Completion Date”	means the date of this Agreement;

“Consideration”	has the meaning set forth in Clause 3.1;

“Disclosure Schedule”	means Schedule 5;

“Documents”	means the documents set out in Schedule 2;

“EDB”	means the Economic Development Board;

“EDB Grants”	has the meaning set forth in Clause 8;

“Encumbrance”	means any claim, mortgage, charge, pledge, lien, bill of sale, hire or purchase agreement, security interest or encumbrance or any other agreement or arrangement having the same economic effect, including any retention of title arrangement, affecting the Assets or the Premises;

“S$”	means the lawful currency of the Republic of Singapore;

“Indemnified Party”	has the meaning set forth in Clause 11.2 below;

“Indemnifying Party”	has the meaning set forth in Clause 11.2 below;

“JTC”	means the Jurong Town Corporation, a body corporate incorporated under the Jurong Town Corporation Act (Cap. 150) and having its head office at JTC Summit, 8 Jurong Town Hall Road, Singapore;

“Manufacturer’s Warranties”	means the warranties and guarantees set out in Schedule 3;

“Parties”	means the Vendor and the Purchaser and their respective successors and permitted assignees and “Party” means either of them;

“Plant”	means the Wafer Level Packaging plant at the Premises;

“Premises”	means the Vendor’s premises at 2 Woodlands Sector 1, #01-20 Woodlands Spectrum, Singapore 738068;

“Purchaser’s Warranties”	has the meaning set forth in Clause 10 below;

“Vendor’s Warranties”	has the meaning set forth in Clause 9 below;

“WLP Intellectual Property”	means the intellectual property.
(ii)	references to any “person” include any natural person, corporation, judicial entity, association, statutory body, partnership, limited liability company, joint venture, trust, estate, unincorporated organisation or government, state or any political subdivision, instrumentality, agency or authority.

(iii)	Any reference to “claim” includes any notice, demand, assessment, letter or other document issued or action taken by the Inland Revenue Authority of Singapore or other statutory or governmental authority, body or official whosoever (whether of Singapore or elsewhere in the world) whereby any person or entity is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available, and shall also include any claims by banks or chargors over any of the Assets or the Premises or any litigation matters.

(iv)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(v)	Any reference to Clauses, Recitals and Schedules shall relate to clauses and recitals of and schedules to this Agreement.

(vi)	The headings in this Agreement shall be for convenience only and shall not affect the interpretation of this Agreement.

(vii)	the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.

(viii)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa.

(ix)	The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
2.	Sale & Purchase

2.1	On Completion, the Vendor shall sell, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire from the Vendor free from all Encumbrances the Assets.

3.	Consideration

3.1	The consideration for the sale and purchase of the Assets shall be the sum of S$6,800,000.00 (“Consideration”) to be paid by the Purchaser in a single payment to the Vendor on Completion as provided in Clause 4.

3.2	Any payments to the Vendor by the Purchaser shall be made in immediately available funds by bank transfer to the following bank account:
Account Name: Account No.: Bank Name: Swift Code:	Schott Advanced Packaging Singapore Pte Ltd 2502631-00-0 Deutsche Bank Singapore Branch Deutsgsg
3.3	Any wire transfer costs and expenses in relation to the bank transfer of the Consideration to the bank account set out above shall be borne by the Purchaser.

4.	Completion

4.1	Completion shall take place at the close of business on the Completion Date at the office of the Vendor or at such other place as the Parties may agree.

4.2	On Completion, the Vendor shall deliver to the Purchaser:
(i)	save for the Assets, vacant possession of the Premises;

(ii)	all of the Assets, title to which is capable of passing by delivery, at the Premises;

(iii)	all operating manuals, maintenance records and other documents, records and drawings relating to the Premises and the Assets in the Vendor’s possession or control, including the Documents;

(iv)	letter of confirmation by the Vendor in a form reasonably acceptable to the Purchaser and addressed to the Purchaser confirming that either:
(a)	the Vendor is resident in Singapore for tax purposes; or

(b)	if the Vendor is not resident in Singapore for tax purposes, the Vendor has not been assessed as a property trader by the Inland Revenue Authority of Singapore;
(v)	certified true copies of the relevant corporate resolution(s) of the Vendor approving the sale of the Assets and to authorise execution of the relevant documents by the Vendor as contemplated under this Agreement.

(vi)	GST tax invoice in relation to the Consideration issued by the Vendor to the Purchaser; and

(vii)	assignments of the Manufacturer`s Warranties as detailed in Schedule 3 relating to the Assets still in force, duly executed by the Vendor and the Purchaser in a form agreed between the Parties.
4.3	In exchange for compliance by the Vendor of its obligations in Clause 4.2, the Purchaser shall pay to the Vendor the Consideration on Completion in the manner specified in Clause 3.2.

4.4	In respect of Completion:
(i)	the obligations of the parties under this Agreement are interdependent;

(ii)	all actions required to be performed are taken to have occurred simultaneously on the Completion Date; and

(iii)	completion of the sale and purchase of each Asset is dependent on the completion of the sale and purchase of each other Asset.
4.5	Upon delivery of the Assets pursuant to Clause 4.2:
(i)	title to the Assets shall pass to the Purchaser pursuant to Clause 4.2 free from any and all Encumbrances; and

(ii)	the Assets shall be at the sole risk of the Purchaser with regard to all loss or damage of any kind whatsoever including but not limited to fire or other accident or otherwise and the Vendor shall not be liable in any way therefore.

5.	Employees

5.1	On the Business Day immediately following the Completion Date, the Purchaser will offer to employ the employees of the Business whose names appear in Schedule 4 (the “Employees”) by the entry into new contracts of employment with the Employees upon terms to be agreed upon between the Purchaser and each of the Employees and the Vendor agrees to assist the Purchaser in its efforts to employ the Employees, including by consenting to the termination of such Employees’ contracts of employment with the Vendor with effect from Completion without need for notice or payment in lieu.

6.	Wafer Level Packaging (WLP) Intellectual Property Licensing Agreement

6.1	The Vendor and the Purchaser agree that the Vendor and the Purchaser will after Completion in good faith negotiate the granting of a license for the use of the WLP patents as detailed in Schedule 6.

7.	No Assignment of Book Debts and Vendor’s Liabilities

7.1	Apart from the transfer of the Assets as stipulated under Clause 2, the Purchaser will not acquire or take over any other assets or contracts or any debts, obligations or liabilities of the Business or the Vendor and the Vendor shall be solely liable for the same whether arising before, on or after Completion.

8	EDB Grants

8.1	The Vendor has made several applications to EDB for grants under the Research Incentive Scheme for Companies (“RISC Grant”) and Initiatives for New Technology Scheme (“ Intech Grant”) (the RISC Grant and Intech Grant shall collectively be referred to as the “EDB Grants”). The Vendor confirms that it has fulfilled some of the obligations required to be fulfilled by the Vendor under the terms of the EDB Grants.

8.2	The Purchaser shall use commercially reasonable efforts to evaluate the possibility of fulfilling the obligations in order to procure the payment by EDB to the Vendor or the Purchaser pursuant to the terms of such EDB Grants. The Vendor shall assist the Purchaser in fulfilling such obligations.

8.3	In the event that all or part of the said EDB Grants are disbursed to either Party (the “Recipient”) following Completion, the Recipient shall pay to the other Party 25% of the amount it receives from EDB. Such payment shall be made within 30 days after the Recipient’s receipt of the monies from EDB. Each Party shall keep the other Party informed about the status of negotiation with the EDB concerning the allocation of the EDB Grants on a regular basis and at any time upon request of the other Party. If either Party receives a notice concerning payment of all or part of the EDB Grant, it shall immediately inform the other Party of the receipt of such notice.

9.	Representations and warranties of Vendor

The Vendor hereby represents and warrants as follows (collectively the “Vendor’s Warranties”):

9.1	The Vendor: The Vendor is a company duly formed, validly existing and duly registered under the laws of Singapore. The Vendor is not insolvent and no:

(i)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Vendor;

(ii)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of the Vendor (including the Premises); and

(iii)	mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which the Vendor is the mortgagor or charger.
9.2	Authorization for Transaction: The Vendor has all requisite corporate power and authority to execute and deliver this Agreement and all agreements, documents, certificates or instruments being delivered by the Vendor at Completion pursuant to this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of the Vendor duly authorized the execution, delivery and performance of this Agreement and its Schedules as well as all other necessary documents for Completion or to implement the transaction. This Agreement constitutes the valid and legally binding obligations of the Vendor enforceable against the Vendor in accordance with their terms.

9.3	Non-contravention: Neither the execution nor the delivery of this Agreement, nor the consummation of the transaction contemplated hereby will:
(i)	violate or conflict in any way with any provision of the Memorandum or Articles or Association of the Vendor;

(ii)	result in a breach of, or constitute a default under, any agreement or arrangement to which the Vendor is a party or by which it is bound;

(iii)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which the Vendor is a party or by which it is bound; or

(iv)	result in a material adverse effect on the Vendor.
9.4	Title to Assets: The Vendor is the sole and absolute legal and beneficial owner of each of the Assets and none of the Assets are subject to any Encumbrance whatsoever.

9.5	No Claims or Proceedings: There is:
(i)	no suit, action, claim;

(iii)	to the Vendor`s knowledge, no investigation, prosecution, disciplinary proceedings (whether judicial, quasi judicial or otherwise) or inquiry by any administrative agency or governmental body; and

(iii)	no legal, administrative or arbitration proceedings,
pending or threatened in writing in any jurisdiction in respect of or which affect or may affect the Premises and/or the Assets. There is to the Vendor`s knowledge no outstanding order, writ, injunction or decree of any court, administrative agency or governmental body or arbitration tribunal against or affecting the Vendor, the Premises and/or the Assets in respect thereof.
9.6	Condition of Assets: The Assets are in good operating condition and their condition shall be the same as at the time of inspection by the Purchaser on 5th April 2007 save for normal wear and tear. The Vendor has complied in all material respects with all laws applicable to the use of the Assets, including all public health, pollution or environmental laws or regulations.

9.7	Limitation of Representations and Warranties: Except for the representations and warranties expressly set forth in this Clause 9 and to the extent legally permissible, the Vendor is not making any other representations and warranties whether written or oral, statutory, express or implied, concerning the Assets nor any independence from or absence of third party intellectual property rights and it is understood that Purchaser subject to such exceptions takes the purchased Assets “as is”, “where is” and “with all faults”. Without limiting the generality of the foregoing, except as expressly set forth in this Clause 9 or otherwise in this Agreement, Vendor is not making any representations and warranties to Purchaser with respect to the merchantability or fitness for a particular purpose of the Assets and such warranties are expressly disclaimed.

9.8	The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon (inter alia) the Vendor’s Warranties.

9.9	Neither Party shall be liable for consequential losses arising in connection with this Agreement, unless explicitly stipulated otherwise in this Agreement.

9.10	Each of the Vendor’s Warranties shall be separate and independent and shall not be limited by reference to any other of the Vendor’s Warranties or by anything in this Agreement save for the matters which have been disclosed in the Disclosure Schedule or in the documents specified in the Disclosure Schedule. All warranties and undertakings of the Vendor under this Agreement shall remain effective regardless of any investigation at any time made by or on behalf of the Purchaser or of any information the Purchaser may have, save for matters disclosed in the Disclosure Schedule or in the documents specified in the Disclosure Schedule, with respect to the Assets.
10.	Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants as follows (collectively the “Purchaser’s Warranties”):

10.1	The Purchaser: The Purchaser is a company duly formed, validly existing and duly registered under the laws of Singapore. The Purchaser is not insolvent and no:
(i)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Purchaser;

(ii)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of the Purchaser; and

(iii)	mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which the Purchaser is the mortgagor or charger.
10.2	Authorization for Transaction: The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all agreements, documents, certificates or instruments being delivered by the Purchaser at Completion pursuant to this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of the Purchaser duly authorized the execution, delivery and performance of this Agreement and its Schedules as well as all other necessary documents for Completion or to implement the transaction. This Agreement constitutes the valid and legally binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

10.3	Non-contravention: Neither the execution nor the delivery of this Agreement, nor the consummation of the transaction contemplated hereby will:
(i)	violate or conflict in any way with any provision of the Memorandum or Articles or Association of the Purchaser;

(ii)	result in a breach of, or constitute a default under, any agreement or arrangement to which the Purchaser is a party or by which it is bound;

(iii)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which the Purchaser is a party or by which it is bound and the Purchaser is not required to make any notification for a decision to the Competition Commission of Singapore to consummate the transaction contemplated under this Agreement; or

(iv)	result in a material adverse effect on the Purchaser.
10.4	Cash: The Purchaser has sufficient cash and/or available credit facilities to pay the Consideration referred to in Clause 3.

11.	Survival of Warranties and Indemnifications

11.1	All representations, warranties, indemnifications and covenants contained in this Agreement shall be true as of the date of this Agreement as well as on Completion and shall survive the Completion Date and shall continue in full force and effect for 6 months thereafter, provided however, that the provisions of Clause 4 as well as any obligations hereunder to pay money shall survive indefinitely.

11.2	Subject to the limitations and other conditions set out in this Agreement, each Party hereto (the “Indemnifying Party”) shall be liable and agrees and undertakes to indemnify the other Party (the Indemnified Party”) for any and all costs, claims, proceedings, expenses, losses and damages which would not have been incurred, borne or made by it if the relevant Vendor’s Warranty or Purchaser’s Warranty had been true, accurate and correct, or in the event of a breach by the Indemnifying Party of any other obligation under this Agreement.

11.3	The aggregate liability of each Party and in respect of claims by the other Party made for breach of the Purchaser’s Warranties the Vendor’s Warranties (as the case may be) shall not in any event exceed S$6,800,000.00. The aggregate liability for the Vendor`s Warranties under section 9.6 in relation to the condition of the assets only shall be limited to S $ 500,000.00.

11.4	If any Party becomes aware of any action, fact or event that may give rise to a claim against the other Party, the Indemnified Party shall give a notice to the Indemnifying Party.

11.5	Such notice shall set out such details as are available of the specific actions, facts or events in respect of which the claim is made, together with, if practicable, a first estimate of the amount of losses which are the subject of the claim.

11.6	If the Indemnifying Party has accepted the amount of losses claimed by the Indemnified Party, or if the Indemnifying Party and the Indemnified Party have agreed another amount, the Indemnifying Party shall pay such amount to the Indemnifying Party within 30 days of such acceptance or agreement. Notwithstanding anything to the contrary in this Agreement, any and all claims against the Indemnifying Party must be brought by the Indemnified Party on or prior to the date falling 1 year from Completion, failing which such claims shall be deemed to be waived by the Indemnified Party.

11.7	Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be entitled to claim that any fact or circumstance constitutes a breach of any of the Vendor’s Warranties if such fact or circumstance has been expressly disclosed in the Disclosure Schedule or in the documents specified in the Disclosure Schedule.

12.	Continuing Effect of Agreement

12.1	All provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

12.2	Neither Party may assign this Agreement or any part thereof without the prior written consent of the other Party. This Agreement shall be binding on and shall enure for the benefit of each Party’s successors and permitted assignees.

13.	Costs

Each Party shall bear its own legal and other costs and expenses incurred by it in connection with this Agreement and the sale of the Assets. Stamp duty payable on this Agreement and all other documents to be executed for the transfer of the Assets and the Premises shall be borne wholly by the Purchaser. Goods and services tax in connection with the sale of the Assets and the Premises under this Agreement shall be borne wholly by the Purchaser.

14.	Notices

14.1	Any demand, consent, notice or other communication (“Notice”) authorized or required to be made hereunder shall be in writing and may be given by fax, post or hand to a Party addressed as follows:-
To the Vendor:	Schott Singapore Pte. Ltd.
Attention: Mr. Klaus Muecke
Fax: 6722 4231
	Address:	151 Lorong Chuan #06-01A New Tech Park Singapore 556741
To the Purchaser:	STATS ChipPAC Ltd.
Attention: Mr. Choong Chan Yong
Fax: 67207832
	Address:	10 Ang Mo Kio Street 65 #05-17/20 Singapore 569059
14.2	A Notice:
(i)	if delivered by fax shall be deemed to be received on the date indicated on the transmission report from the machine from which the fax was sent which indicated that the fax was sent in its entirety to the recipient;

(ii)	if sent by prepaid registered or certified post (airmail, if appropriate) shall be deemed to have been given two (2) Business Days after the date on which it was posted;

(iii)	if sent by reputable courier shall be deemed to have been given two (2) Business Days after the date of collection by such courier; or

(iv)	if delivered by hand during normal business hours on a Business Day shall be deemed to have been given on that day, or in any other case of hand delivery shall be deemed to have been given on the Business Day following the date of delivery.
14.3	This Agreement shall be governed by, and construed in accordance with the laws of Singapore. Any dispute arising out of or in connection with this Agreement and/or its Schedules, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which SIAC Rules are deemed to be incorporated by reference in this Agreement except where the SIAC Rules conflict with the provisions of this Clause 14, in which event the provisions of this Clause 14 shall prevail. The Tribunal shall consist of one arbitrator to be appointed by the Chairman of the Singapore International Arbitration Centre. The language of the arbitration shall be English. The arbitration shall be confidential and does not provide for means of discovery that call for production of unspecified documents. The award rendered therein shall be final and binding upon the Parties.
15.	Further Assurances

The Vendor shall do such acts and things (including executing documents) as the Purchaser may reasonably require for the purpose of giving full effect to this Agreement and the transactions contemplated by it.
16.	Waiver

16.1	No failure on the part of either Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

16.2	Any provision or breach of any provision of this Agreement may be waived only if the relevant Party so agrees in writing. Any waiver or consent given by the relevant Party under any provision of this Agreement must also be in writing. Any such waiver or consent may be given subject to any conditions thought fit by that Party and shall be effective only in the instance and for the purpose for which it is given.
17.	No Third Party Right

Nothing in this Agreement is intended to grant any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement for the purposes of the Contracts (Rights of Third Parties) Act (Cap. 53B), the application of which is hereby expressly excluded.
18.	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by signing such counterpart and each counterpart may be signed and executed by the Parties and transmitted by fax and shall be as valid and effectual as if executed as an original.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

SIGNED by	)
for and on behalf of	)
Schott Advanced Packaging	)
Singapore Pte. Ltd.	)
in the presence of :-)		By:	/s/ Dr. B.J. Han
Name: Dr. B.J. Han
/s/ Elaine Sin, Legal Counsel			Designation: Chief Technology Officer

SIGNED by	)
for and on behalf of	)
STATS ChipPAC Ltd.	)
in the presence of :-)		By:	/s/ Thomas Dippold	Klaus Muecke
		Name:	Thomas Dippold	Klaus Muecke
/s/ Ronald Anthony		Designation: Director		Managing Director